PRESS RELEASES
Q COMM ANNOUNCES FINAL DECISION IN BAGLEY CASE



(Orem, UT) - January 27, 2004 - Q Comm International, Inc. (Amex: QMM; QMM.WS), a provider of prepaid transaction processing and electronic point-of-sale (POS) distribution solutions, today announced that it will take a charge of $300,736 including interest in 2003 relating to damages awarded in the Dallin Bagley litigation. As disclosed in the Company's third quarter financials, the court awarded damages to Bagley on August 23, 2003 of $493,000. The final damages including interest totaled $500,736 of which $200,000 was previously reserved.


ABOUT Q COMM INTERNATIONAL:
Established in 1992, Q Comm International provides proprietary prepaid transaction processing and information management systems that facilitate electronic recharge or distribution of prepaid products from service providers or their distributors to retail points of sale. Q Comm's solutions replace traditional hard cards (also known as scratch cards or vouchers) that are costly to distribute, and provide more comprehensive reporting and inventory management among other benefits. In concert with its proprietary data center platform, Q Comm's point-of-sale terminal, Qxpress 200(TM), is currently used by wireless carriers or mobile operators, telecom distributors, and various retailers to sell a wide range of prepaid products and services including prepaid wireless or prepaid mobile, prepaid phone cards, prepaid dial tone and prepaid bank cards, such as prepaid MasterCard. Visit www.qcomm.com for more information.


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This press  release  contains  forward-looking  statements  involving  risks and uncertainties that may cause actual results to differ materially from those indicated due to a number of factors, including shortages of raw materials, the company's financial condition and cash flow, PPM's financial condition and cash flow, PPM's ability to enter into agreements with providers of prepaid products
and  services,  and  general  economic  conditions.   The  company's  plans  and
objectives are based on assumptions involving judgments with respect to future economic, competitive, regulatory and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the company's control. Therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The
Company   undertakes   no   obligation   to   publicly   update  or  revise  any
forward-looking statements, whether because of new information, future events, or otherwise.


Contacts:
Scott Liolios
Liolios Group, Inc.
+1 (949) 574-3860


Paul Hickey
Q Comm International, Inc.
+1 (801) 226-4222, ext. 3301